EXHIBIT 21
The subsidiaries of Allied Holdings, Inc. and the place of incorporation or organization are as follows:

Allied Automotive Group, Inc.	Georgia
Axis Group, Inc.	Georgia
Allied Systems, Ltd., LP	Georgia
Allied Systems (Canada) Company	Nova Scotia
GACS Incorporated	Georgia
Allied Freight Broker, LLC	Delaware
QAT, Inc.	Florida
Terminal Services, LLC	Delaware
F.J. Boutell Driveaway, LLC	Delaware
RMX, LLC	Delaware
Transport Support, LLC	Delaware
Commercial Carriers, Inc.	Michigan
Haul Insurance Limited	Cayman Islands
AH Industries, Inc.	Alberta
Kar-Tainer International Limited	Bermuda
Axis Netherlands, LLC	Georgia
Axis Areta, LLC	Georgia
Arrendadora de Equipo para el	Mexico
Transporte de Automoviles, s. de R.L.
de C.V.
Axis Logistica, S. de R.L. de C.V.	Mexico
Logistic Technology, LLC — Georgia	Georgia
Logistic Systems, LLC	Georgia
Axis Canada Company	Nova Scotia
CT Services, Inc.	Michigan
Cordin Transport, LLC	Delaware
Axis Operadora Hermosillo	Mexico
ACE Operations, LLC	Georgia
Axis Operadora Mexico S.A. DE C.V.	Mexico
Axis Traslados, S. DE R.L. DE C.V.	Mexico
Axis Operadora Guadalajara S.A. DE C.V.	Mexico
Axis Operadora Monterrey S.A. DE C.V.	Mexico